Exhibit 10.2

AMENDING AGREEMENT TO NAME AND LIKENESS AND LICENSE AGREEMENT

This Amending Agreement to the Name and Likeness and License Agreement (this "Amending Agreement") is made to effective as of April 16, 2021 ("Effective Date"), by and between Leeland & Sig LLC d/b/a Stanley Brothers Brand Company, a Colorado limited liability company ("Licensor"), Charlotte's Web, Inc., a Delaware corporation ("CWB"), and Charlotte's Web Holdings, Inc., a British Columbia corporation ("Pubco" and together with CWB, the "Licensees"). Licensor and Licensees shall be referred to herein collectively as the "Parties" and each may be referred to individually as a "Party."

RECITALS

WHEREAS the Licensor, CWB Holdings, Inc. and Pubco entered into a Name and Likeness and License Agreement dated August 1, 2018 (the "Original Agreement"); and

WHEREAS on August 30, 2018, CWB Holdings, Inc. merged into Stanley Brothers Inc. pursuant to a merger agreement, with the surviving entity changing its name to Charlotte's Web, Inc. and being a wholly-owned subsidiary of Pubco; and

WHEREAS the Parties wish to amend the Original Agreement to extend the Initial Term (as defined in the Original Agreement);

NOW, THEREFORE, in consideration of the mutual promises herein contained, it is hereby agreed:

ARTICLE 1 - INTERPRETATION

1.1               Incorporation of Original Agreement. This Amending Agreement is supplemental to and shall be read in conjunction with the Original Agreement, and the Original Agreement and this Amending Agreement shall have effect so far as practicable as if all the provisions thereof and hereof were contained in one document.

1.2               Effect on the Original Agreement. Except as specifically amended in this Amending Agreement, the Parties hereby confirm that the Original Agreement and its terms and conditions are and shall remain in full force and effect and are hereby ratified. To the extent there is any inconsistency between the Original Agreement and this Amending Agreement, the terms of the Amending Agreement shall supersede the Original Agreement.

1.3               Defined Terms. All terms used but not defined herein shall find their meaning in the Original Agreement.

ARTICLE 2 - EFFECTIVE DATE OF AMENDMENTS

2.1               The amendments contained in this Amending Agreement shall become effective as of the Effective Date of this Amending Agreement.

ARTICLE 3 - AMENDMENTS

3.1               The third WHEREAS clause of Original Agreement Recitals shall have the following language deleted: “excluding such formulations that contain cannabinoids from hemp”.

3.2               Two new WHEREAS clauses shall be added after the third WHEREAS clause of the Original Agreement Recitals, stating:

“WHEREAS, the Brothers have formed Stanley Brothers USA Holdings, Inc. (“SB”), which is (and/or expects to be) engaged in (i) research, development, creation, formulation, testing, manufacture, advertising, promotion, marketing, offer for sale, sale, and/or distribution of products containing or constituting Marijuana (whether medicinal, recreational, or otherwise) (“Marijuana Products”) and/or constituting non-cannabis plant medicines (“Plant Medicine”), presently and/or potentially including without limitation, in the form of foods (including chocolates and gummies), beverages, dietary and nutritional supplements (including in the form of tinctures), smoking articles (including vaporizers and cartridges), and plant material/parts, (ii) related education and outreach services, and (iii) advertising and sale of related clothing, accessories, and merchandise (subsections (i), (ii), and (iii) collectively, the “SB Business”);

“WHEREAS, the Brothers propose to form a new company for the purpose of engaging in non-dietary supplement hemp and/or CBD-based foods (including chocolates and those products more particularly described in the SB Hemp Co. Option Agreement, as defined in Section 3.16 below ), beverages, and smoking articles (including vaporizers, cartridges, and/or combustible inhalables (including cigarettes)) (“SB Hemp Co.”);

3.3               A new WHEREAS clause shall be added after the final WHEREAS clause of the Original Agreement Recitals, stating:

“WHEREAS, the Parties acknowledge that the intent of this Amending Agreement and the license hereunder is to permit, subject to the terms hereof, Licensees to continue to use the Name and Likeness (which this Amending Agreement clarifies and confirms includes the Heptagonal Design, as defined below), which Name and Likeness are owned exclusively by Licensor, in connection with Licensees’ Business (as defined in the Original Agreement.”

3.4               Section 1(a)(i) of the Original Agreement shall include as part of the defined term “Likeness” the following, to be added immediately before “(collectively, the “Likeness”)”: “all graphic design depictions and abstract design representations of the Brothers such as but not limited to seven-sided designs, including such design as depicted in U.S Trademark Serial No. 88/326,254, filed by Licensor on March 5, 2019 (“Heptagonal Design”)”.

3.5               Subject to Section 3.16 of this Amending Agreement, Section 1(a)(ii) of the Original Agreement shall be amended by adding at the end after the final sentence the following:

“Notwithstanding the foregoing, and notwithstanding the “exclusive” “Trademark License Grant” of Section 1b)(i) of the Original Agreement, Licensor and the Brothers shall be entitled to use, through SB Hemp Co., the Name and/or Likeness in connection with any products in any product categories within the definition of SB Hemp Co. which Licensees presently (i.e., as of the Effective Date of this Amending Agreement) do not sell, including without limitation hemp foods and beverages. During the period of time of the non-compete of Section 1(a)(ii) of the Original Agreement as amended (i.e., the term of this Amending Agreement and for a one-year period thereafter), Licensees shall have the right of first refusal (“ROFR”) to sell to Licensor, the Brothers, SB for SB Business, and SB Hemp Co. (collectively, “Purchaser”), all CBD/hemp extract at fair market value or at prices offered to unrelated third parties, whichever is less. In response to a bona fide offer for the sale of CBD/hemp extract, Purchaser shall send an email notice to Licensee’s CFO at *** , identifying the price, quantity, and other material terms of the offer, and Licensee shall, within 15 days of the date of the email, reply by email whether it wishes to sell the same to Purchaser at the price and on the terms set forth in Purchaser’s email notice. For avoidance of doubt, (i) the Parties recognize that Licensee shall not sell any CBD/hemp extract to Licensor, the Brothers, or SB unless and until federal, adult-use recreational THC legalization in the United States, and therefore all provisions herein regarding Licensees’ ROFR shall not be effective until such legalization or until Licensees waive the legalization requirement in writing, (ii) subject to Licensees’ ROFR, this confirms that Licensor, the Brothers, SB, and any other Brother-related entity, including (subject only to Section 3.16) SB Hemp Co., have the right to purchase or otherwise source CBD/hemp extract (i.e., less than 0.3% THC) on the open market, and (iii) Purchaser shall not sell any finished CBD/hemp products (i.e., less than 0.3% THC) except through SB Hemp Co. subject to the SB Hemp Option Agreement as defined in Section 3.16 below.

3.6               Section 1(b)(i) of the Original Agreement shall be amended by adding after the final sentence the following:

“Nothing in this Section permits Licensees (or its related entities) to file in any jurisdiction trademark applications or any other application (such as for dba’s or otherwise) incorporating any aspect of the Name and/or Likeness. Licensees shall expressly abandon (including where applicable filing Notice(s) of Express Abandonment) any such applications, including U.S. Trademark Serial No. 88/978,401, filed March 17, 2019, and any other applications to register the Heptagonal Design, any other seven-sided design, and/or any six-sided or other design that is similar to the Heptagonal Design). Licensees shall not oppose or otherwise interfere in any manner with Licensor’s and/or the Brothers’ pursuit of registration of any mark constituting or including any aspect of the Name and/or Likeness, including without limitation U.S Trademark Serial No. 88/326,254, filed by Licensor on March 5, 2019 for the Heptagonal Design. Licensees shall reasonably cooperate with Licensor efforts to register any such trademarks (for example, including without limitation assisting in determining dates of first use and providing specimens of use.”

3.7               Section 1(e) of the Original Agreement shall be amended as follows: (i) by adding in the title after the words “Marijuana Use” the following: “and other SB Business”, (ii) by adding after each reference to “Marijuana Use” the following: “and all other activities relating to the SB Business”, (iii) by adding “Amending” before “Agreement”, and (iv) by adding after “with the exception of alcoholic formulations” the following: “and all other products and activities relating in any manner to SB Business”.

3.8               Section 2(b) of the Original Agreement shall be amended by deleting the phrase “(subject to the license granted herein)” and adding as a final sentence the following:

“The Parties acknowledge and agree that the aforementioned employment agreement may be amended by the parties thereto, or otherwise reconstituted, including by way of transferring the key rights and obligations thereunder to a form of consulting or similar contractual arrangement (collectively, the “Substituted Promotion Agreement”), and references in this Agreement to “employment agreement” shall be deemed to include reference to any such Substituted Promotion Agreement, mutatis mutandis.”

3.9               Section 2(c) of the Original Agreement shall be amended to add as a final sentence to each the following:

“This section 2(c) is subject to any contrary or more specific term set out in any employment agreement (or Substituted Promotion Agreement), the terms of which shall prevail.”

3.10           Section 2(d) of the Original Agreement shall be amended to add as a final sentence to each the following:

“This section 2(d) is subject to any contrary or more specific term set out in any employment agreement (or Substituted Promotion Agreement), the terms of which shall prevail.”

3.11           Section 5(b)(vi) of the Original Agreement shall be amended as follows: by adding after “Marijuana Use” the phrase “and/or any other activities relating to the SB Business”; to exclude all references to “Web Design” as part of the list of “marks”; and to add as a final sentence the following:

“The trademarks identified in this Paragraph, namely CHARLOTTE’S WEB, CW, CW SIMPLY, and CW HEMP, refer only to “word” marks incorporating no design elements, with the sole exception being designs that are not seven-sided or six-sided or otherwise similar in any manner to any aspect of the Name and/or Likeness (including without limitation the Heptagonal Design and variations thereof).

3.12           Section 4 of the Original Agreement shall be amended to replace the second sentence with the following: “Licensees appoint Jesse Stanley, Matt Lindsey, and one employee of one of the Licensees nominated from time to time by Jesse Stanley and approved in writing by the Chief Executive Officer or Chief Financial Officer of one of the Licensees, such approval not to be unreasonably withheld, as the “Corporate Social Responsibility Committee”, which shall, based on consensus or where necessary majority vote, have sole discretion over the direction of the CWB’s previously committed 2%, pre-corporate tax earnings, charitable contributions.”

3.13           Section 7(a) of the Original Agreement shall be amended by deleting the phrase “(subject to the license granted herein)”.

3.14           Section 8(a) of the Original Agreement shall be deleted in its entirety and replaced with the following:

“(a) Term. Unless otherwise terminated in accordance with the provisions of this Section 8, this Agreement shall commence on the Effective Date and shall terminate on July 31, 2022 (the "Term").”

3.15           Section 8(b)(v) of the Original Agreement shall be amended to add as a final sentence the following:

“The foregoing sentence shall exclude accumulations by any Brother or group of Brothers, either directly or indirectly or by any entity or entities affiliated with, or controlled by, one or more Brothers.”

3.16           Notwithstanding Section 3.5 above, the provisions of Section 3.5 as they pertain only to SB Hemp Co. shall not come into effect until such time as Licensees and SB Hemp Co. enter into a form of option agreement providing Licensees with a right to purchase SB Hemp Co. on mutually agreeable terms (“SB Hemp Co. Option Agreement”). The Parties agree to cooperate in good faith to make reasonable commercial efforts to negotiate and execute a binding SB Hemp Co. Option Agreement on or before May 28, 2021. For avoidance of doubt, nothing in this Section 3.16 limits the rights in Section 3.5 of Licensor, the Brothers, SB, and any Brother-related entity (other than SB Hemp Co.) to purchase or otherwise source CBD on the open market, which is subject only to Licensees’ ROFR to be the source for same.

3.17           Section 8(d) of the Original Agreement shall be corrected by changing “this Section 9” to “this Section 8”.

3.18           Section 11(f) of the Original Agreement shall be amended by adding (a) the following directly under the name and address of Licensor’s Dorsey & Whitney LLP contact for Notices: “With hard copy (and email copy) to: Thomas A. Canova, 488 Madison Avenue, Suite 1120, New York, NY 10022 (tom@canovalaw.com)”; and (b) the following directly under the name and address of Licensee’s Cooley LLP contact for Notices: “With hard copy (and email copy) to: DLA Piper (Canada) LLP, Attn: Jarrod Isfeld, Suite 1000, 250 – 2nd St SW, Calgary, AB T2P 0C1 (jarrod.isfeld@ca.dlapiper.com)”.

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES

4.1               Each Licensee hereby represents and warrants as follows to the Licensor and acknowledges and confirms that the Licensor is relying upon such representations and warranties:

(a)	such Licensee has the requisite corporate power and authority to enter into this Amending Agreement and to perform its obligations hereunder and its board of directors has duly authorized the execution and delivery of this Amending Agreement and the completion of its obligations hereunder;

(b)	this Amending Agreement has been duly executed and constitutes a valid and binding obligation of such Licensee, enforceable by Licensor against such Licensee in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency and other applicable laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may be granted only in the discretion of a court of competent jurisdiction. There are no other agreements, written or oral, with any third party in conflict herewith; and

(c)	the representations and warranties set forth in the Original Agreement are true and correct in all respects on and as of the date hereof as though made on and as of such date, unless stated to be made as of a specified date.

4.2               The Licensor hereby represents and warrants as follows to the Licensees and acknowledges and confirms that the Licensees are relying upon such representations and warranties:

(a)	the Licensor has the requisite corporate power and authority to enter into this Amending Agreement and to perform its obligations hereunder and its board of directors has duly authorized the execution and delivery of this Amending Agreement and the completion of its obligations hereunder;

(b)	this Amending Agreement has been duly executed and constitutes a valid and binding obligation of the Licensor, enforceable by the Licensees against such Licensor in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency and other applicable laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may be granted only in the discretion of a court of competent jurisdiction. There are no other agreements, written or oral, with any third party in conflict herewith; and

(c)	the representations and warranties set forth in the Original Agreement are true and correct in all respects on and as of the date hereof as though made on and as of such date, unless stated to be made as of a specified date.

ARTICLE 5 - MISCELLANEOUS

5.1               Further Assurances. The Parties hereto shall from time to time do all such further acts and things and execute and deliver all such documents as are required in order to effect the full intent of and fully perform and carry out the terms of this Amending Agreement.

5.2               Inurement. This Amending Agreement shall inure to the benefit of and shall be binding upon the Parties hereto and their respective successors and permitted assigns.

5.3               Counterparts. This Amending Agreement may be executed in any number of counterparts and delivered by facsimile or electronic mail and all such counterparts taken together shall be deemed to constitute one and the same instrument.

5.4               Whole Agreement; Only Written Amendments. The Original Agreement (as amended hereby) and this Amending Agreement constitute the whole and entire agreement between the Parties hereto regarding the subject matter hereof and cancel and supersede any prior agreements, undertakings, declarations, commitments, representations, written or oral, in respect thereof. Any provision of this Amending Agreement may only be amended if the Parties so agree in writing.

5.5               Time. Time is of the essence for all purposes of this Amending Agreement.

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IN WITNESS WHEREOF the Parties have executed this Amending Agreement as of the date first written above.

Licensees:		Licensor:

Charlotte's Web, Inc.		Leeland & Sig LLC d/b/a Stanley
Brothers Brand Holding Co

By:	/s/ Deanie Elsner	By:	/s/ Jesse Stanley
Name:	Deanie Elsner	Name:	Jesse Stanley
Title:	CEO, Director	Title:	Board of Managers

Charlotte's Web Holdings, Inc.

By:	/s/ Deanie Elsner
Name:	Deanie Elsner
Title:	CEO, Director